Prospectus Supplement No. 4
Filed Pursuant to Rule 424(b)(3)
File No. 333-138803

Prospectus Supplement No. 4

(to Final Prospectus dated December 1, 2006)

This Prospectus Supplement No. 4 supplements and amends the final prospectus dated December 1, 2006, as supplemented and amended by Supplement No. 1 thereto dated December 8, 2006, Supplement No. 2 thereto dated December 12, 2006 and Supplement No. 3 thereto dated December 15, 2006 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 892,857 shares of our common stock by certain selling shareholders.

On January 3, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to our decision to amend our 510(k) submission of our automated surgical ablation system for cardiac tissue ablation.  We will initially seek a soft tissue clearance.  We have also renamed such system the SOLAR™ System.

This Prospectus Supplement No. 4 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MCVI.”  On January 2, 2007, the closing price of a share on the OTC Bulletin Board was $3.40.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 6 of the Final Prospectus dated December 1, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 4 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is January 3, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 3, 2007

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01        OTHER EVENTS

On January 3, 2007, we issued a press release, which appears as Exhibit 99 hereto, announcing our decision to amend our 510(k) submission of our automated surgical ablation system for cardiac tissue ablation.  We will initially seek a soft tissue clearance.  We have also renamed such system the SOLAR™ System.  Such press release is incorporated by reference in response to this Item 8.01.

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS

(d)      Exhibits

See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: January 3, 2007	By:	/s/ Eapen Chacko
Eapen Chacko
Vice President, Finance, and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99	Press release, dated January 3, 2007.

Exhibit 99

Company Contact:

Marc P. Flores

President & Chief Executive Officer

MedicalCV, Inc.

(651) 452-3000

MedicalCV, Inc. to Amend 510(k) Submission of Its Automated Surgical

Ablation System for Cardiac Tissue Ablation to Seek Soft Tissue Clearance

- Company Renames Such System the SOLAR™ System -

INVER GROVE HEIGHTS, MINNESOTA—(BUSINESS WIRE)—January 3, 2007—MedicalCV, Inc. (OTCBB: MCVI), a cardiovascular surgery company, announced today that it has determined to amend its 510(k) submission for clearance of its SOLAR™ automated surgical ablation system. The Company will initially seek a soft tissue clearance. The SOLAR System, the latest innovative addition to the company’s family of laser-based systems, is intended to enable precise delivery and consistent dosing of laser energy for ablating tissue by leveraging flexible, fiber-optic technology. The automated SOLAR System will complement the company’s existing and already cleared cardiac tissue ablation platform, the ATRILAZE™ System, which is currently used in both open-heart and minimally invasive cardiac surgery procedures.

After discussions with the U.S. Food and Drug Administration and the Company’s FDA counsel, the Company has determined to amend its application at this time to seek a soft tissue clearance for the SOLAR automated surgical ablation system. Upon such clearance, which is expected to be forthcoming, the Company plans to immediately commence marketing of the SOLAR System for soft tissue ablation. Commensurate with the launch of the SOLAR System, the Company will work with its Scientific Advisory Board to design and implement a protocol to collect clinical data to support a subsequent regulatory submission to obtain a specific clearance of the SOLAR System for cardiac tissue ablation. The Company also anticipates the development of a clinical protocol for an IDE study of the SOLAR System for the specific treatment of atrial fibrillation (“AF”). No medical device on the market currently has FDA labeling for the treatment of AF.

Commenting on these developments, Marc Flores, President and Chief Executive Officer of MedicalCV said, “We are pleased to be working with the FDA in this staged pathway to bring the SOLAR automated surgical ablation system to market quickly, with a clear road map toward obtaining a cardiac tissue indication while being in a position to drive revenues with our family of ablation products. The Company and its Scientific Advisory Board believe that our laser technology platform, as well as an innovative delivery mechanism to provide precise laser ablation for cardiac tissue, will be the key to providing definitive minimally invasive treatment for cardiac arrhythmias in the future.”

About MedicalCV, Inc.

MedicalCV’s ATRILAZE surgical ablation system utilizes laser energy for cardiac tissue ablation concomitant with both open-heart and minimally invasive cardiac surgery procedures. Physicians see precise cardiac ablation as a potentially effective way to address atrial fibrillation in certain patients. Atrial fibrillation, or AF, is the most commonly occurring cardiac arrhythmia. It reduces cardiac output, is a major precursor to congestive heart failure and is associated with an increased incidence of stroke.

MedicalCV’s SOLAR automated surgical ablation system, which is the subject of the pending FDA clearance, utilizes laser energy to ablate soft tissue in various surgical settings.

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in this release refer to the Company’s expectations regarding the development, regulatory clearance and commercialization of its automated surgical ablation system.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect such performance include, but are not limited to, the following: the Company’s ability to fund significant capital needs; the ability to gather acceptable clinical data in a timely manner to support regulatory clearances; the ability of the Company’s capital goods suppliers to provide it with suitable clinical product; competing technological and market developments; physician acceptance of the Company’s cardiovascular products; dependence upon governmental reimbursements and third party suppliers; and the strength of the market for cardiovascular products. For more detailed information about these risks and uncertainties, please review the Company’s Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission on July 20, 2006.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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